Exhibit 14.1

LEHIGH GAS
PARTNERS LP

Code of Ethics & Business Conduct

INTEGRITY, HONESTY, FAIRNESS

Table of Contents

LETTER FROM CHAIRMAN & CEO JOSEPH TOPPER	3

OVERVIEW	4

Our Expectations
Requirements and Penalties
Code Enforcement
Reporting Procedure
Board Responsibility and Waivers
Code of Conduct Certification Requirements

PERSONAL JUDGMENT	6

Conflicts of Interest
Related Party Transactions
Corporate Opportunities
Improper Influence
Outside Business Activities
Giving or Receiving Gifts in the Course of Business

COMPANY ASSETS	8

Insider Trading and Trading in Partnership Securities
Company Funds and Property
Information Security
Confidential Information
Corporate Records
Intellectual Property

FINANCIAL TRANSACTIONS AND ACCOUNTING CONCERNS	11

Accuracy of Books, Records, and Public Reporting
Concerns Regarding Accounting and Auditing Procedures

INTEGRITY IN BUSINESS AND THE MARKETPLACE	12

Compliance with Local, State, and Federal Law
Antitrust Law Compliance
Fair Dealing

INTERACTING WITH THE PUBLIC	13

Communicating with the Public
Social Media
Requests from Media

GOVERNMENT RELATIONS	14

Bribery, Kickbacks, and Improper Relations with Government Officials
Lobbying
Public Office

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LETTER FROM CHAIRMAN & CEO JOSEPH TOPPER

Dear Colleagues,

As a public limited partnership, Lehigh Gas must always comply with the applicable state and federal laws. Yet, there is much more to conducting business than just observing the black letter of the law.

Here at Lehigh Gas we have many things to be proud of. We are proud of our success in the marketplace. We are proud of our community stewardship. However, we should be most proud of our integrity. Our integrity is what separates us in the marketplace. In all facets of business, we operate with the upmost integrity. It is what defines Lehigh Gas. Without our integrity, our business achievements are meaningless.

We will abide by the black letter and spirit of all applicable state and federal laws. We will also abide by Lehigh Gas policies, practices, standards, and guidelines. Both the laws and policies exist to ensure that we uphold our integrity in all that we do.

Each and every person here at Lehigh Gas has a duty to abide by this Code of Ethics and Business Conduct. Our reputation for integrity takes years to develop, and it must be cultivated over time by many people. However, the integrity that we have worked so hard for can be diminished in an instant by a single person. That is the reason that the Code has been developed. Please take the time to read and understand its contents. Embrace the letter and the spirit of this Code. If something does not seem clear to you, please seek out the appropriate party.

You have rights. It is your responsibility to report or question any activity you observe that may violate this Code. Make such a report free of fear. Lehigh Gas vows not to take any adverse action against someone who reports in good faith.

Being successful in the marketplace is the goal of Lehigh Gas. In today’s competitive marketplace, that is no easy task. However, nothing justifies compromising our most precious capital—our integrity.

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OVERVIEW

Lehigh Gas Partners LP (the “Partnership”) is committed to the highest standards of ethical business conduct. This Code of Ethics and Business Conduct (this “Code”) applies to directors and executive officers of Lehigh Gas GP LLC (the “General Partner”) and all employees of Lehigh Gas Corporation (“Services Company”). Reference in this Code to “Lehigh Gas,” means the Partnership, the General Partner, and the Services Company collectively.

It is essential that we keep the highest standards of integrity during all of our business interactions. That means complying with all applicable laws as well as Lehigh Gas policies, standards, guidelines, and procedures everywhere we operate. It also means being fair and honest—doing the “right” thing. But what is “right” is not always immediately clear.

Nothing in this Code constitutes a contract of employment with any person. This Code may be amended at any time by action of the Board of Directors of the General Partner.

OUR EXPECTATIONS

This Code describes Lehigh Gas’ expectations for ethical behavior by its directors, officers, and employees. Our policies, standards, guidelines, and procedures provide more detail about how we should act as members of the Lehigh Gas workforce. You should review this Code and all related documents that apply to your position and role and ask your manager or supervisor questions whenever the information is not clear.

If you encounter a situation where what is “right” is not obvious—either for you or for those with whom you are collaborating—you should seek guidance. There are resources, described here, to help you get more information. Ask questions, express concerns, or report suspected Code violations for follow-up by your manager or supervisor and our ethics and compliance subject matter experts and contacts. As employees, not only are we responsible for our own ethical behavior but we are also expected to report violations or suspected violations of this Code by others. Lehigh Gas promises that those who, in good faith, report violations or suspected violations of this Code will never be retaliated against in any way. We must each do our part to support our commitment to ethical business.

REQUIREMENTS AND PENALTIES

As a company, we must uphold our integrity and safeguard our reputation for transacting business in an honest manner. Because we are a multistate, publicly held entity, you will encounter many different laws, regulations, policies, and formal or informal business practices. It is paramount that you comply with all laws in all areas where we do business as well as with our policies, standards, guidelines, and procedures. If you are unsure of the applicable legal requirements or our policies, or if they seem to conflict, you should consult with your manager, supervisor, or the Legal Department for guidance.

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If you do not comply with this Code, then you may be subject to termination of your employment and/or criminal prosecution and possible legal action by Lehigh Gas. If you are a manager or supervisor, you must report misconduct by employees under your management. If you fail to do so, then you may be subject to disciplinary action and/or personal liability for such failure. You are responsible for understanding the information in this Code. Your lack of familiarity with this Code or the policies, standards, guidelines, and procedures applicable to your role does not excuse a violation.

CODE ENFORCEMENT

If you violate our policies, including this Code, you are subject to disciplinary action, which may include termination of employment. The following are examples of conduct that may result in discipline:

•	Violating this Code

•	Requesting others to violate this Code

•	Failing to report a known or suspected violation of this Code

•	Retaliating against anyone who reports an alleged violation of this Code

REPORTING PROCEDURE

We expect and encourage you to report misconduct or ethics violations. We have established several tools and resources to help you. If you have questions or doubts, or need to report a Code violation, first talk to your supervisor or manager. If you are not comfortable speaking with your manager or supervisor, or if you have done so and are not satisfied with his or her response, you can seek help from the Chief Compliance Officer at complianceofficer@lehighgas.com.

If you prefer to anonymously report a violation or possible violation, you can use our Corporate Governance Hotline. This is a simple and confidential way to seek assistance and report potential violations regarding ethics and compliance issues. The Corporate Governance Hotline is hosted by a third party to maintain confidentiality and anonymity if requested. All employees, customers, vendors, or other stakeholders can communicate concerns at 866-367-8625. Concerns may also be submitted online at www.lehighgaspartners.silentwhistle.com. Remember, we do not retaliate against anyone who reports a violation or potential violation. Lehigh Gas enforces a strict promise of non-retaliation.

BOARD RESPONSIBILITY AND WAIVERS

We believe there are few, if any, circumstances where a waiver from this Code is appropriate. In appropriate circumstances, our CEO may grant a waiver from this Code for our employees, other than those employees who are officers of the General Partner. Any waiver granted must be reported to the Audit Committee of our Board of Directors at its next meeting. Only the Board of Directors may grant a waiver from this Code for officers or directors of the General Partner, and any such waiver shall be promptly and publicly disclosed on our Internet website, www.lehighgaspartners.com.

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CODE OF CONDUCT CERTIFICATION REQUIREMENTS

Each person covered by this Code is responsible for complying with all of the provisions of this Code of Conduct. Many of you will be asked to certify annually that you have been in compliance with this Code throughout the preceding year and to confirm that you are not aware of any violation of the Code committed by others that has not already been addressed.

Personal Judgment

CONFLICTS OF INTERESTS

A conflict situation may arise when an employee, officer, or director of Lehigh Gas takes actions or has private, commercial, or financial interests that interfere with his or her objectivity in performing his or her duties and responsibilities for Lehigh Gas. Conflicts of interest may also arise when an employee, officer, or director of Lehigh Gas, or a member of his or her family, receives improper personal benefits as a result of his or her position with Lehigh Gas, whether received from Lehigh Gas or a third party. All employees, officers, and directors of Lehigh Gas must avoid situations that create a conflict of interest or the appearance of a conflict of interest with regard to Lehigh Gas’ interests. Loans by Lehigh Gas to, or guarantees by Lehigh Gas of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by Lehigh Gas to, or guarantees by Lehigh Gas of obligations of, any director or executive officer or their family members are expressly prohibited.

Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with and seek a determination and prior authorization or approval from their supervisor or the Chief Compliance Officer. A supervisor may not make determinations as to whether a conflict of interest exists without first providing the Chief Compliance Officer with a written description of the activity and seeking the Chief Compliance Officer’s written approval. If the supervisor is involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Compliance Officer at complianceofficer@lehighgas.com.

Directors and executive officers may only seek determinations and prior authorizations or approvals from the Audit Committee or the Conflicts Committee, as applicable.

Note that the Omnibus Agreement and the Limited Partnership Agreement provide the requirements for resolving conflicts of interest that may arise between the General Partner or its affiliates, and the Partnership. These requirements are consistent with the requirements of this Code.

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RELATED PARTY TRANSACTIONS

Lehigh Gas recognizes that related person transactions involving Lehigh Gas present a heightened risk of conflicts of interest and therefore all such transactions that are required to be disclosed under the rules of the SEC shall be subject to approval or ratification by the Board of Directors or its authorized committee. In the event that the Board or its authorized committee considers ratification of a related person transaction and determines not to so ratify such transaction, the officers of Lehigh Gas shall make all reasonable efforts to cancel or annul the transaction.

In determining whether or not to recommend the initial approval or ratification of a related person transaction, the Board or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to:

•	Whether there is an appropriate business justification for the transaction;

•	The benefits that accrue to Lehigh Gas as a result of the transaction;

•	The terms available to unrelated third parties entering into similar transactions;

•	The impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer);

•	The availability of other sources for comparable products or services;

•	Whether it is a single transaction or a series of ongoing, related transactions; and

•	Whether entering into the transaction would be consistent with this Code.

This Section does not apply to a related person transaction that is resolved in accordance with the Limited Partnership Agreement or the omnibus agreement.

CORPORATE OPPORTUNITIES

All employees, officers, and directors owe a duty to Lehigh Gas to advance Lehigh Gas’ interests when the opportunity to do so arises. You may not use Lehigh Gas property or information, or your position with Lehigh Gas, for improper personal gain, and you may not compete with Lehigh Gas. If you learn of a business or investment opportunity through the use of Lehigh Gas property or information or otherwise as a result of your position with Lehigh Gas, such as from a competitor, actual or potential client, supplier, or business associate of Lehigh Gas, the opportunity should be viewed solely as an opportunity for Lehigh Gas. You may not participate in such an opportunity personally, unless preapproved in writing by Lehigh Gas.

IMPROPER INFLUENCE

Employees, officers, or directors must never offer, give, solicit, or receive any money, offers in kind, bribes, or kickbacks when dealing with outside parties such as suppliers, customers, financial institutions, contractors, or government officials. Any action constituting or even giving the appearance of improper influence of others must be avoided. Lehigh Gas funds shall not be used to make payments for any unlawful or improper purpose.

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OUTSIDE BUSINESS ACTIVITIES

You may engage in outside business activities, as long as they do not interfere with the performance of your job duties and do not use or exploit your position with Lehigh Gas or create any conflicts of interest with respect to Lehigh Gas.

In general, you may be permitted, with prior written approval of Lehigh Gas, to serve as an officer or director of another unrelated for-profit business. However, some circumstances may make it inappropriate. Notify your supervisor and the Chief Compliance Officer in writing and receive approval before accepting any such post.

GIVING OR RECEIVING GIFTS IN THE COURSE OF BUSINESS

It is normal and customary for people to give and receive meals or inexpensive entertainment during the course of business. Exchanging high-value gifts or providing or receiving excessive or inappropriate entertainment is unethical, can be damaging to the reputation of Lehigh Gas, and may be illegal. In business relationships, you should never offer or accept anything of value that might seem to be an attempt to influence business decisions or that might look like a bribe or a payoff. Giving or receiving cash is against Lehigh Gas policy, except in very specific and defined circumstances. It is appropriate to accept reasonable and appropriate meals or entertainment during business interactions, and you are encouraged to reciprocate with similar courtesies to maintain a balanced relationship. All gifts and entertainment (other than inexpensive, casual meals) must be disclosed to your supervisor (in advance where possible). Any questions concerning whether any gift or entertainment is excessive or inappropriate should be brought to the Chief Compliance Officer. Because there are very technical laws and regulations regarding dealings with government employees, gift-giving in these relationships might be illegal. No gifts should be given to government employees without first seeking the approval of your immediate supervisor and the Chief Compliance Officer.

Company Assets

INSIDER TRADING AND TRADING IN PARTNERSHIP SECURITIES

Insider Trading

You must not use material non-public information about the Partnership for the purpose of buying or selling any Partnership securities or derivative instruments on such securities. Similarly, you must not use material non-public information obtained in the conduct of our business for the purpose of buying or selling the securities of other companies. Likewise, you must not disclose such information to third parties, and you must not recommend the purchase or sale of any of these securities based on such information to third parties who might use it to trade in these securities.

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“Material non-public information” is any information that has not been generally disclosed to the public and that a reasonable investor is likely to consider important in deciding whether to buy or sell any securities of a particular company. Examples of significant events that might be considered “material” include:

•     changes in current or anticipated earnings;

•     changes in dividends/distributions;

•     a stock repurchase program;

•     major acquisitions, joint ventures, or divestitures;

•     a major supply contract;

•     technical or product innovation or developments;

•     a proposed stock offering;

•     substantial purchases, sales, or write-offs of assets; and

•     major developments in litigation.

Information is not considered public until it has been publicly disclosed (such as through a press release or quarterly report) and a period of time (usually at least one trading day) has passed for the financial markets to learn of, and assess, the information.

Additional Restrictions on Trading in Partnership Securities

Our policy is that neither you, nor any member of your immediate family living in your household, should buy or sell put or call options on any Partnership security, or should “sell short” any Partnership security or otherwise hedge against a decline in the price of any Partnership security. If you are an employee who has regular access to confidential financial information, then you will also be limited to trading Partnership securities only during open “window” periods—generally the balance of the calendar month after the release of each quarterly earnings report. If you are subject to this trading policy will be notified and asked to acknowledge the same.

COMPANY FUNDS AND PROPERTY

Everyone is responsible for ensuring the proper and efficient use of Lehigh Gas funds and property, such as cash, checks, charge cards, computers, land, buildings, vehicles, equipment, and supplies.

You must keep accurate and complete records of all Lehigh Gas expenditures. These expenditures must be for legitimate business purposes only. In addition, you may only use Lehigh Gas property for Lehigh Gas business-related activities, except as permitted by Lehigh Gas policies.

Everyone shares the responsibility to protect Lehigh Gas assets. Theft and carelessness impact our profits. In addition to following all policies, we should also help to protect our property—including information assets—by immediately reporting any suspected fraud, theft, security breach, or improper use of Lehigh Gas assets by others. Lehigh Gas equipment, systems, information, goods, and services should be used only for Lehigh Gas business. Incidental personal use is permissible in some cases, provided it does not affect business transactions or productivity. Use of Lehigh Gas assets or information for personal gain is prohibited.

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INFORMATION SECURITY

Every day, employees have access to Lehigh Gas information that is, and should always be, treated as a valuable asset to Lehigh Gas. Protecting information from unauthorized access, release, modification, destruction, loss, theft, and use is critical. Each employee needs to understand the importance of the various types of information and must be aware of the actions that are necessary to protect it. As a general rule, Lehigh Gas information should not be shared with any outside individuals. If you are unsure as to the appropriate treatment of certain information, contact your supervisor before disclosing the information.

CONFIDENTIAL INFORMATION

Generally, confidential information includes all information, whether oral or in writing, that has not been disclosed to the public and that might be of use to competitors, or, if disclosed, harmful to Lehigh Gas. Employees, officers, and directors of Lehigh Gas must maintain the confidentiality of information entrusted to them by Lehigh Gas, except when disclosure is authorized by the General Counsel or required by laws, regulations, or legal proceedings. Whenever feasible, employees, officers, and directors should consult the Legal Department if they believe they have a legal obligation to disclose confidential information.

CORPORATE RECORDS

Lehigh Gas needs to maintain complete and accurate records of all business transactions. These records include, among others, correspondence, records, and financial and operational data as well as personnel and payroll information. It is Lehigh Gas’ policy to make full, fair, and accurate disclosures in compliance with all applicable laws and regulations in all reports and documents that Lehigh Gas files with, or submits to, the U.S. Securities and Exchange Commission and in all other public communications made by Lehigh Gas.

All records created and maintained by you must be accurate and complete. If you submit any reports, such as reports to governmental agencies, records of attendance, or employee expense accounts, that you know to be false or misleading, both you and Lehigh Gas may be subjected to civil or even criminal penalties. Records must be retained in accordance with Lehigh Gas policy and applicable law, including data protection laws. If you learn of a subpoena or pending or contemplated litigation or government investigation, you should immediately contact the Legal Department. You must retain and preserve ALL records and other information regardless of their media format—(e.g., electronic, paper, photographic, etc.)—in accordance with the directions you receive from the Legal Department. If you have any questions regarding whether particular information pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular information, you should preserve the information in question and ask the Legal Department for guidance.

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INTELLECTUAL PROPERTY

Intellectual assets (or intellectual property) include the knowledge, information, and know-how that a company and its employees possess that can be converted to value. Written plans, product designs, current and future projects, patents, trademarks, know-how and work processes, and other valuable information are examples of intellectual assets owned by Lehigh Gas. We are all responsible for helping to protect Lehigh Gas’ intellectual assets. The free flow of information is critical to our performance. However, details of our intellectual assets could be valuable to a competitor or other outside parties. It is vital to the success of Lehigh Gas to safeguard intellectual property and everyone must be vigilant in doing so.

Financial Transactions and Accounting Concerns

Certain job positions within Lehigh Gas have a defined level of authority delegated to the employee in such position for conducting business transactions. This delegation of authority process is designed to ensure that financial commitments and transactions with outside parties are properly authorized and adequately controlled. You need to: know and understand the extent of authority delegated to their job position; act in the best interests of Lehigh Gas; and act appropriately to approve only those transactions within your delegated authority limits.

ACCURACY OF BOOKS, RECORDS, AND PUBLIC REPORTING

All financial transactions must be recorded in the Partnership’s books and records accurately and completely, in the appropriate time period, and in accordance with generally accepted accounting principles and legal and regulatory requirements. You must accurately describe the transaction for every accounting or financial record for which you are responsible without omissions, concealment, or false or misleading entries, and you must not cause others to make false or misleading entries in the books and records for any reason.

If you submit or approve travel, accommodation, and other expenses reports, you are responsible for ensuring that:

•	Expenditures are proper and reasonable and in accordance with our policies;

•	Expense reports are submitted timely; and

•	Receipts and explanations properly support reported expenses.

It is your responsibility to ensure not only your own compliance, but also compliance by our agents, contractors, and consultants who deal with our books and records.

One of the responsibilities of our independent accountants and internal auditors is to ensure that we follow the above rules. You must cooperate with the independent accountants and the internal auditors and must not, under any circumstances, conceal information from them.

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Some examples of improper record keeping include:

•	Falsifying expense reports

•	Falsifying environmental testing data

•	Certifying that we have implemented a recommended response to an internal audit if we have not

•	Intentionally recording revenues or expenses in the wrong category or the wrong time period

•	Intentionally accelerating or deferring costs or revenue that do not meet generally accepted accounting principles

In addition, there are a variety of financial and other material transactions and events that are required to be publicly disclosed in a filing with the U.S. Securities and Exchange Commission within four business days of the occurrence of the reportable event. If you are aware of a material transaction or other corporate event that has occurred or is foreseeable, promptly notify the General Counsel.

CONCERNS REGARDING ACCOUNTING OR AUDITING PROCEDURES

If you have a concern regarding accounting, internal accounting controls, or auditing matters, report your concern promptly to the Corporate Governance Hotline.

Integrity in Business and the Marketplace

COMPLIANCE WITH LOCAL, STATE, AND FEDERAL LAW

Lehigh Gas requires all employees to comply with all applicable laws, rules, and regulations in all jurisdictions where Lehigh Gas does business. Violation of domestic or foreign laws and regulations may subject an individual, as well as Lehigh Gas, to civil and/or criminal penalties.

ANTITRUST LAW COMPLIANCE

Antitrust laws are designed to protect a competitive free enterprise system. These laws are intended to make certain that customer choices in the marketplace are not obstructed by improper conduct or agreements that would affect price, restrict volumes, or reduce the number of suppliers of goods and services.

All of Lehigh Gas’ business operations and activities in the United States are subject to federal and state antitrust laws. The U.S. antitrust laws, among other things, prohibit agreements among competitors that fix prices, divide markets or limit production, and prohibit monopolistic practices.

FAIR DEALING

Each employee, officer, and director of Lehigh Gas should endeavor to deal fairly with Lehigh Gas customers, suppliers, competitors, officers, and employees. No one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

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Interacting with the Public

COMMUNICATING WITH THE PUBLIC

It is particularly important that external communications are accurate, consistent, and do not violate confidentiality, applicable laws, privacy rights, or sensitivities. External communications include those made to customers, journalists, financial analysts and investors, bloggers, users of social and professional networking sites, colleagues in industry, and other members of outside groups. Published information can have a significant effect on the Lehigh Gas reputation as well as have serious business and legal consequences. You must use caution when communicating outside of Lehigh Gas. All such communication must comply with the Partnership’s Disclosure Policy.

SOCIAL MEDIA

The continued growth of new media and interactive communication tools creates new opportunities for Lehigh Gas to communicate with customers and other key external audiences. It also creates new responsibilities for you if you participate in these new forms of communication, whether as part of your employment or in a personal capacity. You must take the same care in expressing opinions about Lehigh Gas in social media as you would in any other form of written or verbal communication.

REQUESTS FROM MEDIA

Lehigh Gas has designated certain people who are authorized to speak on behalf of Lehigh Gas to members of the financial community and the news media. If a securities analyst, investor, member of the financial community, or member of the news media asks you for financial or business information about Lehigh Gas, do not attempt to answer him or her unless you have been specifically designated to do so. Requests for information from the financial community, such as securities analysts, brokers or institutional investors, should be directed to Investor Relations. Media inquiries should be referred to our media contact. Requests for information from the U.S. Securities and Exchange Commission or other regulators should be directed to the General Counsel.

It is critical that you do not respond to such inquiries yourself because any inappropriate or inaccurate response, even a denial or disclaimer of information, may result in a violation of applicable securities laws or regulations, as well as adverse publicity, or could otherwise seriously jeopardize Lehigh Gas’ legal position.

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Government Relations

BRIBERY, KICKBACKS, AND IMPROPER RELATIONS WITH

GOVERNMENT OFFICIALS

Lehigh Gas maintains the highest level of integrity when dealing with the government and government officials. Giving anything of value to such persons or entities may raise questions about the integrity of Lehigh Gas. We must demonstrate accountability by refusing to give gifts or make payments that are intended to influence, or could appear to be intended to influence policy decisions.

All employees are prohibited from directly or indirectly promising, offering, or making payment of money or anything of value to anyone (including a government official, an agent or employee of a political party, labor organization, or a political candidate) with the intent to induce favorable treatment or to affect government decisions. Under no circumstance is it acceptable for any employee to offer, give, solicit, or receive any form of bribe, kickback, payoff, or inducement to a government official or related party.

LOBBYING

In the United States, lobbying plays an important part in our efforts to keep governmental bodies informed about matters that affect our ability to function efficiently and economically. While lobbying is recognized as a necessary and proper part of communications with government, it is an activity that is stringently controlled by national, state, and local laws, in order to prevent abuses.

These laws require lobbyists to register and file periodic reports disclosing what they do and their related time and expenses. Depending on the jurisdiction, local law may require Lehigh Gas or its employees to register and report as a lobbyist if a Lehigh Gas employee, or an outside consultant of Lehigh Gas, represents Lehigh Gas or purports to speak on the Lehigh Gas’ behalf during any communication with a government official or employee for the purpose of influencing legislation, formal rulemaking by an agency, or any other official decision by such agency, including decisions to enter into financial arrangements or contracts with Lehigh Gas. To ensure compliance with those laws, employees must obtain approval from the Legal Department before making, or hiring an outside consultant to make, any communication described in this section.

PUBLIC OFFICE

Employees are permitted to hold an appointed or elected public or political office, provided that the time commitments will not interfere with their job performance. To monitor any potential problems and to develop guidelines or time requirements, approval from the CEO is required before accepting such a position.

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